Exhibit 16.1

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

February 28, 2011

Office Of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated February 23, 2011 of Global Nutech, Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our dismissal. We cannot confirm or deny that the appointment of Accounting & Consulting Group, LLP was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,


/s/ Seale and Beers, CPAs
------------------------------------
Seale and Beers, CPAs
Las Vegas, Nevada




             Seale and Beers, CPAs PCAOB & CPAB Registered Auditors
50 S. Jones Blvd, Ste 202, Las Vegas, NV 89107 (888)727-8251 Fax: (888)782-2351